Strategic sale of gas marketing business March 30, 2026

This presentation contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Our forward-looking statements in this presentation speak only as of today, and we assume no duty to update them. Forward-looking statements are typically identified by words such as, but not limited to: “estimates,” “expects,” “anticipates,” “intends,” “targets,” “plans,” “forecasts,” and similar expressions. Although our forward-looking statements are based on reasonable assumptions, various uncertainties and risk factors may cause future performance or results to be different than those anticipated. More complete descriptions and listings of these uncertainties and risk factors can be found in our annual (Form 10-K) and quarterly (Form 10-Q) filings with the Securities and Exchange Commission. This presentation also includes “adjusted earnings,” “adjusted earnings per share,” and “contribution margin,” which are non-GAAP measures used internally by management when evaluating the Company’s performance and results of operations. Adjusted earnings exclude from net income, as applicable, the impacts of fair value accounting and timing adjustments associated with energy-related transactions, the impacts of acquisition, divestiture and restructuring activities and the largely non-cash impacts of impairments and other non-recurring or unusual items such as certain regulatory, legislative, or GAAP standard-setting actions. The fair value and timing adjustments, which primarily impact the Gas Marketing segment, include net unrealized gains and losses on energy-related derivatives resulting from the current changes in the fair value of financial and physical transactions prior to their completion and settlement, lower of cost or market inventory adjustments, and realized gains and losses on economic hedges prior to the sale of the physical commodity. Management believes that excluding these items provides a useful representation of the economic impact of actual settled transactions and overall results of ongoing operations. Contribution margin adjusts revenues to remove the costs that are directly passed on to customers and collected through revenues, which are the wholesale cost of natural gas and gross receipts taxes. These internal non-GAAP operating metrics should not be considered as an alternative to, or more meaningful than, traditional GAAP measures such as operating income, net income, or earnings per share. Reconciliation of adjusted earnings to net income is contained in our SEC filings and in the Appendix to this presentation. Note: Years shown in this presentation are fiscal years ended September 30. Investor Relations contact: Megan L. McPhail Managing Director, Investor Relations 314-309-6563 | Megan.McPhail@SpireEnergy.com Forward-looking statements and use of non-GAAP measures Spire | Strategic sale of gas marketing business - March 30, 2026

Transaction overview Terms On Mar. 30, 2026, Spire Inc. announced the sale of its gas marketing business, Spire Marketing Inc., to Boardwalk Pipelines, LP for $215 million in cash Expected to close in fiscal Q3 2026 Strategic Rationale Sale simplifies investment thesis with a sharpened focus on regulated natural gas utility businesses Improves business risk profile and long-term earnings visibility Required approvals Hart-Scott Rodino review and other customary closing conditions Use of proceeds Proceeds to be used to partially fund the acquisition of the Piedmont Natural Gas Tennessee business and general corporate purposes Financial outlook FY26 adjusted EPS guidance range not updated Expect to provide an update to FY26 guidance on the Q2 earnings call in May FY27 adjusted EPS guidance range lowered to $5.40 - $5.60 from $5.65 - $5.85 Reaffirm adjusted EPS long-term growth target of 5-7% using original FY27 guidance midpoint of $5.75 as a base Spire | Strategic sale of gas marketing business - March 30, 2026

Compelling investment thesis Marketing sale simplifies attractive portfolio of natural gas businesses Improves risk profile and long-term earnings visibility Regulatory diversity in constructive jurisdictions including MO, AL, TN and FERC Expect to recover ~96% of investments via forward test year ratemaking, true-up or capital recovery mechanisms Pipeline system well-positioned to capture opportunities tied to growing gas demand Focus on execution and operational excellence Acquisition of the Piedmont Natural Gas Tennessee business on track to close calendar Q1 2026 Pursue permanent financing plan consistent with Spire’s current credit ratings Evaluation process ongoing for sale of gas storage facilities Expect to provide an update no later than Q2 FY26 earnings conference call in May Marketing sale expected to close fiscal Q3 2026 pending regulatory review Prepare to file future test year rate case in Missouri Deploy and recover capital efficiently Safely and reliably deliver natural gas Focus on customer affordability, including cost management Spire | Strategic sale of gas marketing business - March 30, 2026

Guidance update & growth outlook

Year	Adjusted EPS guidance	Change vs. Prior	M&A treatment in Guidance
FY26	$5.25 – $5.45 affirmed Feb. 3, 2026	Not updated; expect to update on Q2 earnings call in May	Includes full-year of gas storage facilities and Spire Marketing; excludes Piedmont Tennessee acquisition
FY27	$5.40 – $5.60	Lowered from $5.65-$5.85	Updated guidance reflects the sale of Spire Marketing; both the prior and updated ranges continue to reflect the sale of gas storage facilities and includes Piedmont Tennessee acquisition

Sale preserves long-term growth outlook

- Reaffirm adjusted EPS long-term growth target of 5-7% using original FY27 guidance mid-point of $5.75 as a base
  - Rate base growth: ~7% in Missouri and ~7.5% in Tennessee
  - Regulated equity growth: ~6% in Alabama and Gulf
  - 10-year capex target of $11.2B (FY26-FY35E)

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Capital plan overview – no change from fiscal Q1 update 10-year capex forecast $11.2B (Millions) $11.2B Investing in infrastructure while balancing customer affordability Expect to recover ~96% of investments via forward test year ratemaking, true-up or capital recovery mechanisms 10-year capex breakdown (FY26-FY35E) FY26E FY27E FY28E FY29E FY30E 5-year FY26 - FY30E Missouri $535 $555 $595 $630 $675 $2,990 Alabama, Gulf and MS 170 175 180 185 190 900 Tennessee1 90 175 185 200 215 865 Midstream2 14 1 1 1 1 18 Total $809 $906 $961 $1,016 $1,081 $4,773 10-year FY26 - FY35E $7,075 1,950 2,175 23 $11,223 Customer expansion Safety and reliability Other 1Includes Tennessee capex beginning 2H FY26. 2Excludes storage capex after FY26. Spire | Strategic sale of gas marketing business - March 30, 2026

Constructive regulatory jurisdictions

	Spire Alabama and Spire Gulf	Spire Mississippi	Spire Missouri	Tennessee
RRA ranking	Above Average / 1	Above Average / 3	Average / 2	Above Average / 3
Rate setting mechanism	Rate stabilization and equalization (RSE) – forward test year	Rate stabilization adjustment (RSA) – formula ratemaking	Historical test year – future test year after July 2026[1]	ARM – historical, with annual true-up mechanism
Effective date of rates	Dec. 2025	Jan. 2026	Oct. 2025	Oct. 2025
Allowed ROE	Alabama: 9.5% – 9.9% Gulf: 9.7% – 10.3%	9.73% – 11.73%	Not specified[2]	9.8%
Allowed equity ratio	actual up to 55.5%	50.0%	Not specified[2]	47.89%
Infrastructure rider			Infrastructure System Replacement Surcharge	
Weather normalization	✓	✓	✓	✓
Purchased gas rider	✓	✓	✓	✓
Other trackers	Cost Control Measure		Pension/OPEB, property tax, EE	

[1]*The passage of Senate Bill 4 in April 2025 will allow for future test year ratemaking for rate cases filed after July 2026.*
[2]*Settled Spire Missouri 2024 rate case did not specify ROE or equity ratio. Staff's direct testimony included a recommended mid-point ROE of 9.63% and 53.19% equity ratio.*

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